Exhibit 99.1

Event ID: 875089
Event Name: Q3 2004 Affiliated Computer Services Earnings Conference Call
Event Date: 2004-04-20T20:30:00 UTC

P: Operator
C: Warren Edwards;Affiliated Computer Services;Executive Vice President and Chief Financial Officer
C: Jeff Rich;Affiliated Computer Services;Chief Executive Officer
C: Mark King;Affiliated Computer Services;President and Chief Operating Officer
P: Jim Kissane;Bear Stearns;Analyst
P: Byran Keane;Prudential;Analyst
P: Lou Miscioscia;Lehman Brothers;Analyst
P: Adam Frisch;UBS Warburg;Analyst
P: John Jones, Jr.;Soundview Technology;Analyst
P: Moshe Katri;SG Cowen;Analyst
P: David Togut;Morgan Stanley;Analyst
P: Greg Gould;Goldman Sachs;Analyst
P: David Grossman;Thomas Weisel Partners;Analyst

+++ presentation

Operator: Good afternoon, and welcome to the Affiliated Computer Services third quarter fiscal year 2004 conference call. [Operator Instructions] Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

I would like to introduce the leader for today’s conference, Mr. Jeff Rich, Chief Executive Officer. Also speaking today is Mr. Mark King, President and Chief Operating Officer, and Mr. Warren Edwards Executive Vice President and Chief Financial Officer.

Mr. Edwards, you may begin, sir.

Warren Edwards: Good afternoon and thank you for joining us today to discuss our third quarter results of fiscal year 2004. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the federal securities laws and it may include statements concerning the company’s outlook for fiscal year 2004 and beyond, overall and business line growth, revenue and expense trends, and other statements that expectations concerning matters that are not historical facts. As you know forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC’s web site, from the ACS web site, or ACS investor relations. We have also provided presentation on our web site that we will refer to during our discussion. In addition, we will reference certain non-generally accepted accounting principle financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the investor relations page of our website at www.acs-inc.com. With this quarters results and going forward we will be providing quarter-end results at the close of market hours to conform with common business practices to assure complete dissemination of information to our investors and to provide investors with adequate time to evaluate the information prior to market opening. I will now turn it over to Jeff Rich, our Chief Executive Officer who will now give you a summary of the significant events during the quarter.

Jeff Rich: Thank you Warren and good afternoon to our shareholders and analysts.

Please turn to slide number one of our web presentation.

The third quarter of fiscal 2004 was another solid quarter of execution. We continued to deliver double digit internal revenue growth, with strong profit margins and operating cash flow was solid. It was another good quarter on the new business front with signings in line with our quarterly target and, our sales pipelines expanded. During the quarter, we continued our strategy of investing in growth areas, with two tactical commercial acquisitions in the BPO space, one in health care and one in transportation. We completed the sales of Hanscom Air Force base business to Mantech, which basically concludes our federal divestiture program initiated last July. We also continued to make operational progress with our Georgia Medicaid client and we believe we are now fairly close to completing the agreement we announced in January. We have completed approximately 85% of the 500 million share repurchase program announced last September and our balance sheet continued to strengthen with the successful February conversion of $317 million of convertible notes. Lastly, we achieved a significant milestone in our company’s history by being named to the S&P 500 index.

Turning to slide number two, I will briefly review our third quarter financial results.

Revenue for the quarter was just over $1 billion, representing year-over-year internal revenue growth of 14%, and total revenue growth of 25%, excluding the federal and Hanscom divestiture. Third quarter revenue was slightly below our expectations primarily due to lower acquisition growth. There were two good-sized acquisition candidates that got away from us, one by our choice and one by a competitor’s choice.

Operating profit margins were very strong at 14.7% and improved both sequentially and on a year-over-year basis. Reported earnings per share was 72 cents. However, that included a gain on the sale of our Hanscom Air Force base operations and prior year research and development tax credits. Those two items contributed 5 cents to our earnings per share this quarter.

Operating cash flow during the quarter was, again, very solid at $146 million, or approximately 15% of consolidated revenues. Free cash flow was $65 million, or approximately 6.4% of consolidated revenues. Of course, these amounts have been adjusted to exclude the $88 million tax payment related to the sizable second quarter gain from the federal divestiture. Operating cash flow was very healthy and free cash flow was a little light as capital spending, including intangible additions, was a little higher than normal this quarter at 8% of revenue. This was simply due to the timing of cap ex in relation to our new business ramp. We do expect total capital spending including intangible additions will approximate 6 to 6.5% of fiscal year 2004 revenues and Warren going to give you more color on capital spending during his comments.

We did have another solid quarter of new business signings, signing $146 million of annualized recurring revenues, which, again, was in line with our quarterly guidance. Equally important is that we added new clients and expanded relationships with some world-class companies such McDonald’s, General Electric, and Good Year. This quarter represents the third highest quarter of new business in our company’s history after adjusting the historical new business signing for divested operations.

Let me take just a minute to discuss earnings per share performance in a little more detail. Please turn to slide number three.

Reported earnings per share was 72 cents, and as I mentioned this included two cents per share favorable net impact from the divestiture of Hanscom Air Force base. In addition we had a tax benefit related to prior year’s research and development credit of approximately 3 cents per share. I should also point out that our operating profit this quarter was negatively impacted by approximately $1.5 million, related to the settlement delay in Georgia and nearly $4 million resulting from higher than normal legal costs and deal costs on the two acquisitions that did not close.

Our new business trends on slide number four, have been adjusted historically for the federal divestiture. We continue to believe that, based upon our current size and internal growth expectations, quarterly bookings are very solid if they are within a range of $150 million, plus or minus $30 million. Our commercial group continued to contribute a majority of the booking as it has now for the past four quarters, but I’m becoming more optimistic about our opportunities for improved bookings within our government business, as we close out fiscal year 2004, and head into fiscal year 2005. You can see the trends shown by the line graphs, where in six of the last seven quarters one segment’s great performance is making up for the other segment’s weaker performance. That has a lot to do with the timing of the pipelines, but it’s also another reason why we like diversity within our client base. Bookings in our government business should improve during fiscal year 2005.

On slide number five, you can see the breakdown of our bookings this quarter. As you would expect, BPO contracts represented about 72% of bookings this quarter. Commercial continued its string of four strong quarters generating 79% of total bookings. Our top four deals were McDonald’s, Goodyear, General Electric, and Nextel, all world-class names that we are thrilled to serve.

I would also point out that our contract renewal rate continues to remain in the upper 90% range.

Please turn to slide number 6, so that I can give you a quick update on the M&A activity this quarter. As we discussed in our second quarter earnings call in early January, we acquired Patient Accounting Services Center LLC, which had trailing annual revenues of approximately $68 million. PASC manages the billing and collection function for health care providers. And this adds another service to our portfolio of service offerings to health care providers. We also acquired Truck Load Management Services which accelerates the billing process for trucking firms and it had trailing annual revenues of approximately $26 million. This adds yet another service offering to our portfolio of service offerings to the trucking industry.

Subsequent to quarter end, we completed the small acquisition of eTravel Experts. This business, which had trailing revenue of $15 million, provides electronic ticket fulfillment and the related customer care to airlines and travel web sites. This adds another service to our portfolio services of services for airline clients. And as you might recall, we have existing relationships with most of the major carriers now.

The aggregate purchase price for these three deals was approximately $140 million, or about 1.3 times trailing revenue. In addition, each deal has an earn out component that we would be thrilled to pay.

Lastly, as I mentioned earlier, we completed the divestiture of the Hanscom Air Force base contracts this quarter. These contracts generated approximately $25 million in annual revenue, and resulted in a divestiture gain of 2 cents per diluted share. We, of course will retain any liability associated with the Department of Justice investigation at Hanscom.

Our acquisition pipeline currently is below average, at the moment, whereas 90 days ago it was quite active. Acquisition pipelines are always fluid and can change quickly, based upon merging opportunities and deal closings. We will continue to assess acquisition opportunities, utilizing the same rigorous criteria and due diligence process that we have followed for several years now. However, to remove one element of uncertainty for the analyst community, going forward, our revenue and earnings guidance will not include any acquisitions that have not closed. Please make note, however, that we will continue to do acquisitions that make financial sense and strategic sense.

Turning to slide number seven.

I would like to update you in a little more detail on the status of our tentative agreement in principle with the State of Georgia. When we announced the tentative agreement last quarter, we had hoped to sign a final agreement in February. Both ACS and Georgia representatives have spent a lot of time, over the last couple of months, resolving some of the finer details of the settlement, such as better definitions of performance metrics, a detailed work plan, and agreeing on work that’s either in scope or out of scope. The vast majority of these issues have been resolved and we believe that we are very close to a signed agreement. The basic financial terms of the settlement remain exactly the same as we disclosed last quarter. Given the delay, however, in our settlement, our pretax profit margin was negatively impacted by about $1.5 million this quarter. Our operational performance continues to improve and the Georgia Medicaid system is perhaps the most technologically advanced Medicare system in the country. In fact we were able to use some of those advanced functions in our successful North Carolina bid, which was judged number one on technical capabilities.

North Carolina is a huge win for ACS, a huge win for our state health care group and obviously rumors of our demise in the Medicaid market have been greatly exaggerated.

I would now like you to turn to slide number eight, and update you on the Florida work force contracts.

By way of background, we deliver welfare-to-workforce services to nine county workforce boards in Florida. This represents about $45 million of annual revenues or roughly 1% of consolidated revenues. In June of 2003, we removed three employees in our Miami Dade county workforce operation, due to inappropriate conduct. Shortly thereafter, the Office of the Inspector General began an examination into all of our Florida welfare-to-work force contracts and issued a report in January of this year. The OIG report reviewed nearly 1,000 cases with about 4,000 data elements, and the report identified 488 data element errors. Primarily in employment start date, or wage at placement, and the report also identified 13 potential false placements. When we received this report we immediately formed an independent team and over the next 45 days we reviewed all 1,000 cases in detail. We issued our response to the Inspector General in March. We found that two-thirds of errors in the OIG report were not in fact, errors and that there were no false placements. After our own examination, we determined that our error rate was about 4%, which is actually not bad, given the manual processes involved and the fact that we have to rely on employers to report accurate data.

Throughout this entire process, the vast majority of our work force clients have been very supportive, as evidenced by two workforce contract renewals in Florida and new wins in Nevada and Texas that have occurred subsequent to the issuance of that report. You may have noticed that earlier today we announced that Region 5 in Florida, which includes Tallahassee, unanimously agreed to renew our contract for three years. This episode, however, is not without its costs. In addition to the tremendous legal cost and management time, one client in Palm Beach county has decided not to renew it’s agreement when the $3.5 million per year contract expires at the end of June. We’re also currently in settlement discussions with Miami-Dade to resolve any amounts which we might owe them due to our own employee’s conduct. We don’t believe the final amount, if any, will be significant. The Departments of Labor and Justice have both opened investigations into this matter — and the SEC has opened an informal inquiry into this matter. All of that has been previously disclosed and we will, of course, continue to cooperate fully with all government agencies with respect Florida.

Before I turn it over to Mark, I want to spend just a minute discussing our overall approach to compliance at ACS. So please turn to slide number 9.

We will now have three main oversight areas. The first, of course, is our internal audit function, which, of course, reports directly to the Audit Committee. This group performs numerous audits each year and in addition is responsible for tracking and reporting all third party audits such as SAS 70 reviews or third-party agency reviews. In addition to our own internal function there are numerous independent monitoring reviews performed by our government clients throughout the year. The second compliance function is our Ethics Department which reports directly to me. This department is charged with promoting, training, and monitoring ACS’ ethical conduct. Our Chief Ethics Officer and her staff are responsible for all ethics training which extends to every ACS employee, every year, as well as investigating all ethics violations that are reported.

Lastly, we have recently established a new centralized business compliance function that will report directly to Mark. This group will be tasked with contract compliance — Monitoring operational performance, helping with risk assessment on new contracts, and monitoring problem contracts. Previously this function was performed in a decentralized manner. The team that has been formed will be comprised of some of our most seasoned, business, technical and finance individuals at ACS today and this new compliance function will provide even greater benefit to ACS and we think to our clients.

I think it should be obvious from the amount of resources, time, and cost incurred, that we take contract compliance, operational controls and ethical conduct very seriously at ACS. Our renewal rates and our internal growth rates, which are significantly above our industry peers demonstrate that our existing and new clients like what they see at ACS. Like most companies we do have issues from time to time, but we can always strive to do better and do better is what we will do. We believe the addition of this new compliance function will only serve to make ACS a better company.

In summary, this is another solid quarter and our competitive performance continues to be superb. We will remain focused on providing superior service to our world-class BPO and IT clients and we will deal with all of these issues in a forthright and open manner, which is the only way we know how. I would now like to turn it over Mark King who will discuss our segment performance and sales pipelines in more detail.

Mark King: Okay, thanks, Jeff.

Let me give you a quick update of our revenue components first. Turning to slide number 10, we generated a 54/46 revenue split between the government and commercial segments respectively, for the third quarter of fiscal 2004. Likewise, our service lines were 75% for BPO and 25% for ITO and systems integration. And with over $3 billion of annualized BPO revenue, we are the market leader in this rapidly growing arena.

I also want to spend a minute discussing our industry-leading internal growth rate. Our consolidated internal growth is a function two of metrics. The first is the gross amount of growth coming from purely from new business which has been in the upper teens recently. This growth is then typically offset by a reduction in our base business. This reduction can result from volume changes, renewals, or losing a client due to acquisition or bankruptcy. Netting these two components together has generated internal growth in the mid-teens over the past seven years. Our new business wins bring long-term recurring revenue and as a percentage of revenue, are among the highest in the industry. And our net reduction in base business is the lowest in the industry.

On slide number 11, you can see the performance of our commercial segment for the third quarter. Total revenue growth was 44%, and internal growth increased to 20%. I would expect it to be in the high teens next quarter, and for the full year. This acceleration is as a result of the strong bookings performance experienced in this segment over the last year. Operating margins were very solid at 15.8% this quarter. I’m very pleased with these results, especially given the level of ramping contracts and continued high internal growth. Operating margins on a year-to-date basis were 16%, down about 40 basis points when compared to the prior year period. This reduction is normal, due to the rapid growth and ramp up of new business which has low margins for the first several months.

If you turn to slide 12, we will discuss the government results for the third quarter of the year.

We have adjusted the fiscal year 2003 third quarter, to remove the federal and Hanscom divestitures. Total revenue growth was 13%, after adjusting for the federal and Hanscom divestitures. Internal growth decreased to 11% due to the Georgia development wind down, lower HIPAA remediation work, and also weak bookings performance in this segment. The operating margin as adjusted for the Hanscom gain was a very strong 16.6%.

Let me spend just a minute or two now on current state and local market conditions. Please turn to slide 13.

Overall, from a budget deficit point of view, it is certainly getting much better. In fiscal year 2003, there were 38 states with projected deficits. Today that number has been significantly reduced, being cut by more than half. More importantly, the amount of the projected deficit is now only 5% of the prior year’s shortfall. Clearly, the last six or so months we have seen a lull in RFPs, which has resulted in overall lower government signings; however, the lull in our bookings is not a win rate issue. During the last 12 months our win rate on new government business has averaged over 60%. Simply put, we are not losing market share, but rather going through a lull. However, I believe that the next 12 to 18 months will result in increased signings in this segment. We have gotten off to a great start in the fourth quarter with our significant North Carolina Medicaid win. We are also seeing significant opportunities in Medicaid, public safety, education, and welfare eligibility. As a result, I remain very bullish on our prospects for re-accelerating growth in this segment.

Looking specifically at our state health care business on slide 14, this business has tripled over the last three years to over $600 million of annual revenue. This is largely due to market share increases in the Medicaid market. Despite our setback in Georgia we have had many successful implementations over the last several years, including, most recently, Mississippi and Texas. There’s approximately $135 million of annual revenue that will be up for bid in the next 12 to 18 months, and I really like our chances of increasing our market share further in this group. In fact, we believe that we are now the largest provider in this market, based upon revenue.

Now, let me tell you a little bit about the recent win in North Carolina. Please turn to slide 15.

Obviously we’re very pleased with this win, which we anticipate we’ll sign in the June quarter. It will represent approximately $34 million of recurring revenues on an annual basis which, by itself, already exceeds our entire third quarter government bookings. There’s been some question raised by a few analysts that the pricing may be too low on this contract. Let me help clear up this confusion. We expect the margins on this contract to be in line with our corporate average. We were able to propose a full suite of services, including the best Medicaid system capabilities, state-of-the-art pharmacy benefits management, our health care and Medicaid expertise, and commercial best practices. We provided North Carolina with the best technical solution at the best cost. Again, no other vendor has the track record of success that ACS has enjoyed in this market. With the addition of North Carolina we now have 14 Medicaid contracts.

Turn now to slide 16.

Our new business pipeline continues to be very strong. In fact, our pipeline now exceeds $1.2 billion of annualized recurring revenue opportunity, the highest level in our history. Our pipeline grew over 50% on a year-over-year basis and a more impressive 15% on a sequential basis. The commercial segment and our BPO offerings continue to dominate the pipeline. And more specifically, human resources and finance and accounting outsourcing. In our qualified pipeline, there are now about a dozen HR deals totaling an aggregate annual value of over $250 million. There are also some nice finance and accounting BPO deals, as well as IT outsourcing deals in the pipeline that are right in our sweet spot. It should be noted that the large welfare eligibility opportunities that we have been discussing over the last few quarters are not in our pipeline figures because of the size of the deals. We expect two RFPs to be released in the next three months and we believe that we are in a very good competitive position as it relates to these opportunities. I will now turn it over to Warren who will discuss our financial results in more detail.

Warren Edwards: Thank you, Mark.

Let’s start with slide 17.

I provided a reconciliation from the reported numbers to our results excluding the impact of the Hanscom divestiture and the prior year impact of research and development tax credit. We again reported EPS for the segment — for the third quarter of 72 cents; however, these results include a benefit of 2 cents per diluted share associated with Hanscom divestiture and a 3 cent per diluted share benefit related to the research and development tax credit. Excluding these items our adjusted earning per share was 67 cents.

Jeff mentioned earlier that we incurred unusual expenses that in total reduced our operating earnings by approximately $5 million, while unusual and the fact that we do not expect these types of expenses to recur at this level in the coming quarters, these expenses did occur. Our revenue performance this quarter was about 3% short of our prior midpoint guidance.

In looking at slide 18, the primary reason for the shortfall was due to the fact that we did not close one of the two larger acquisition opportunities that we are pursuing when the quarter began. In addition our prior guidance — in our prior guidance we did not anticipate that our Hanscom business would be sold in the middle of the quarter. You can also see a few of the other minor items that negatively impacted our internal growth by about 1%.

On slide 19, for reference purposes, we have provided historical divested revenues by quarter so that everyone could adjust their models. The divested amounts changed slightly from the prior quarter presentation for the divestiture of the Hanscom contract, which was approximately $6 million per quarter. You can see that our total revenue growth this quarter was 25% when you adjust both the prior year and current year quarter for these divested operations. We continue to be pleased with our margin performance.

On slide 20, you can see that the positive trend in both operating and pretax profit margins. Obviously the big jump from the first quarter this year to the second quarter is largely mixed driven with a divestiture of federal business. We saw another slight uptick in Q3 in both margins for the same reason. I would also point out that both of these margin metrics are the highest in ACS history.

Now, let me spend just a few moments discussing our financial metrics as presented on slide 21.

Our other financial metrics remain very strong. Debt-to-capitalization now stands at 5% due to the conversion of the convertible debt in February. As a result, we are now covering interest at over 50 times. Our day sales outstanding was consistent with the December quarter at 76 days. And we continue to focus on this metric and believe that the anticipated settlement with the State of Georgia will have a positive impact in the June quarter.

Turning now to slide 22, you can see that we are — we were very active this last quarter, under our share repurchase program. Since September 2003 we have repurchased approximately 8.6 million shares for an aggregate purchase price of about $430 million or an average price of $50.10. This leaves about 70 million under our existing authorization. Our balance sheet is in phenomenal shape. At this time, we have made no final decisions as to the best utilization of our balance sheet, or our anticipated free cash flow. Of course, use of debt capacity and free cash flow will be executed only after we have assessed the impact, if any, on our credit rating metric as we wish to maintain our good ratings.

Turning to slide 23, we had another very solid quarter of cash flow. Reported operating cash flow was $58 million for the quarter; however; as discussed last quarter this did include an $88 million tax payment related to the second quarter federal divestiture. Excluding this payment, operating cash flow was $146 million, or about 15% of revenue. Which is, again, slightly above our annual target. Capital expenditures, including intangibles were 8% of revenues this quarter which is above our 6% target. Free cash flow as a result was 65 million or about 6% of revenues.

Let me go back now and discuss our capital spending in a little more detail on slide 24. At 8% of revenue this quarter we were higher than the annual guidance of approximately 6%. This increase was due primarily to two factors. First, remember that about 75% of our cap ex comes from new business and is merely the timing of purchases versus when the new contracts ramp up to full revenue. The second relates to the capital requirements under the new Department of Education contract, which is our largest contract and including all options year, a ten-year term. Just given the size of the total contract value and the fact that the vast majority of the capital spending on this contract will occur within the first 12 to 18 months of the contract, it did slightly skew our quarterly metrics this quarter. You can see on a year-to-date basis total capital spending, including intangibles, is a little over 6% of total revenues. This is down from nearly 7% in the same period in fiscal year 2003. I would also point out that we had the same absolute amount of capital spending on a higher revenue base. Despite the uptick in overall capital spending in the third quarter we believe that total capital spending for fiscal year 2004 will approximate between 6 and 6.5% of revenues.

Before I move on, let me discuss in little bit more detail our cash flow performance. So please turn to slide 25.

Depicted here is our operating and free cash flow analysis. The first line of both sections is our reported cash flow metrics excluding the impact of the divestiture-related tax payment on this quarter’s growth metrics you can see that operating cash flow grew 7% and free cash flow is down 2%. I would point out; however, that if you were to exclude the deferred tax benefit from goodwill amortization, which I might add, that some analysts don’t believe we should get credit for anyway, then our growth this quarter in both operating cash flow and free cash flow was very strong.

Now on slide 26 I have reconciled our effective tax rate on a quarterly and year-to-date basis, excluding the divestiture and research and development tax credit you can see that our year-to-date effective tax rate is approximately 37.2%. This is slightly below our 37.5% forecast due to the R&D tax credits related to fiscal year ‘04. We would anticipate that our fourth quarter affected tax rate will be consistent with our year-to-date effective tax rate of approximately 37.2%. Due to the additional benefits from tax credits earned in fiscal year 2004.

On slide 27, I would like to address the impact of expensing stock options.

From data contained in a CSFB research report, we were able to estimate the impact of expensing stock options in our industry. Within this report which covers all companies in the S&P 500 index. There are 10 companies in the broader IT services group. You can see that the average dilution is about 17% and ranges from 4% all the way up to 48%. ACS’s dilution is about 5% which, of course, puts us at the low end and well below the average.

And finally turn to slide 28 and let me review guidance for the remainder of fiscal year 2004.

Remember, in the last call we indicated that there was approximately 85 million of additional acquisition revenue in our second half guidance. In addition, we pointed out that we’re going to have to overcome the cancellation of phase 2 in Georgia, which was about $25 million of annual revenue. At the that time, we had a very active acquisition pipeline, with five qualified deals. Neither of the two larger deals closed, as we felt that was the prudent course of action. As a result we have lowered our revenue guidance to reflect no new acquisitions and the impact of divesting the Hanscom contract. Accordingly our revenue range for Q4 is $1.25 billion to $1.05 billion. Fourth quarter in earnings per share guidance is unchanged and will range from 69 cents to 72 cents per share. For fiscal year 2004 we expect revenue to range from $4.07 billion to $4.09 billion, adjusted EPS for fiscal year 2004 is expected to range between $2.60, to $2.63, representing 18 to 20% growth over fiscal year 2003.

Of course, this guidance excludes the impact from federal, and the Hanscom divestiture gain, the Georgia Medicaid charge in the second quarter, and the prior year’s research and development tax benefit as well as the $.02 benefit we had during the first quarter due to the discontinuation of the depreciation related to the assets held for sale.

Let me now outline our preliminary fiscal year 2004 revenue and earnings per share guidance as depicted on slide 29. Our revenue guidance is a range of $4.75 billion, to $4.575 billion. This represents growth of 16 to 19%, when adjusting fiscal year 2004 to exclude divested revenue. Based upon this guidance internal growth would approximate 13% the low end and 16% at the high end.

I would also point out that we are assuming approximately 40% of fiscal year ‘05 bookings will be recognized as revenue during fiscal year ‘05. With that assumption, the bookings required for these low and high revenue targets are approximately $530 million, and $780 million comp respectively. In order to generate 15% internal growth, about $700 million of new business in fiscal year ‘05 would be required. Obviously, we feel very comfortable with that range, given the strength of our pipeline that we are currently working. I will reiterate that there are no new acquisitions in this guidance. Our EPS range is expected to be within $3.02, to $3.10, the midpoint of this range is one penny higher than current consensus earnings estimates. You can see that we are assuming a

37.5% effective tax rate, excuse me, and finally we have forecasted a very conservative use of excess funds.

That is all of our prepared comments we have at this time. I want to thank everyone for listening, for being patient as again, we had a lot to cover this quarter. Given the number of people on the call we would appreciate if you would limit yourself to one question each so we can cover as many as possible. Let’s now open it up for questions.

Operator: At this time we will begin the question and answer session. [Operator Instructions] And our first question comes from Jim Kissane of Bear Stearns.

Jim Kissane: Thanks.

Jeff, can you talk a little bit more on the acquisitions, particularly the pricing. You walked away from, it sounds like, one large deal due to pricing and you said that the pipeline is not that active. And now have you taken out acquisitions from the guidance. Should we read into this longer term?

Jeff Rich: I don’t think you should really read anything into it longer term, Jim, other than I — I think two things. Number one, we’re big enough now. We’ve always had a little bit of confusion from analysts about how much revenue numbers in the acquisition, and it’s always difficult to estimate and you can’t predict when the acquisitions are going to occur, they are very lumpy. Our sales pipeline can be lumpy and acquisitions are even worse. So we thought we would just make it easier to just forecast the core operations and the acquisitions that we have already made. We’re still going to need to do acquisitions in this industry to continue to be consolidator and we’ll continue to do that. The fact that the current pipeline is, you know, fairly average and mediocre, mean, that’s not abnormal. As soon as the pipe line gets active and you start working a lot of deals and then you close a couple, lose a couple, then you wake up and you got a weak pipeline and then you go build the pipeline and then you’re back in business again. So I think with respect to the two deals that we were really excited about in January, one we just chose not to step up and pay the price and the other one we just — we found out some subsequent information in our due diligence process that caused us to back away.

Jim Kissane: You don’t think the competitive environment has changed much on the M&A front?

Jeff Rich: Not really. It’s always been competitive.

Jim Kissane: Thank you.

Operator: Thank you. And our next question comes Bryan Keane of Prudential.

Byran Keane: Yeah, hi, good afternoon. The cap ex, as a percentage of revenue, obviously kicked up. I’m just trying to understand, is that somewhat just kind of the lumpiness in the business signings or, like, a trend in the actual — in the business or is is it something that if you look at, you know, the Department of Ed, that probably had a lot to do with it and it kind of more random than it is kind of a trend going forward.

Warren Edwards: Yeah Bryan, this is Warren. It is absolutely not a trend in terms of what we are seeing. The capital spending on new contracts continues to range between 4 and 7% of total contract value, depending whether you are talking about a BPO deal which is at the low end range versus an IT outsourcing deal which might be towards the upper end that range. So if you look at this particular quarter, it’s really, just, where the cap ex fell in relation to the new business that’s been ramping — of course, you did have some incremental cap ex related to the Common Services for Borrowers, the Department of Education contract, which will have over the next 12 to 18 months, but there’s nothing abnormal there from a trend perspective. We’re expecting it, for the year on a free cash flow basis to still generate, 8% or so of revenues of free cash flow after taking out the cap ex, and intangible assets. So, again, I’m not seeing anything that gives me pause for concern.

Byran Keane: And the $1.2 billion in the pipeline that’s BPO work which shouldn’t be less capital intensive, anyways.

Warren Edwards: Well, BPO typically is a little less capital intensive, somewhere in the 4% range. You know it might be as much as 5% of total contract values. So if you look at the mix, if we continue to be more and more BPO, then over a period of time, it should impact overall cap ex, but, again you can’t look at it on a quarterly basis just because of the way the business ramps and when the cap ex falls.

Byran Keane: Okay, great. And then just a question of clarification, on the guidance, if you guys do an acquisition now, and let’s say it is $50 million in revenue and maybe 2 cents in earnings, would you probably come out and readjust the range going forward? Or is that just something that we’ll just see on a quarterly basis?

Warren Edwards: Bryan, I think the answer is absolutely. I think if there’s anything of size, then, yeah, we’ll have to. We’ll take a look at our guidance and adjust it accordingly, and so we’ll just have to take it as it comes.

Byran Keane: Okay. Great thanks.

Operator: Thank you, our next question comes from Lou Miscioscia of Lehman Brothers.

Lou Miscioscia: Okay great, I guess my first question is, for Mark King, I guess you went through and highlighted a bunch of different new governance and compliance issues. I was wondering in the process of coming out with this whether you sort of did a top down, bottom up review of all the difference contracts out there, sort of just a feel better that a lot of other situations out there with Georgia or Florida, are not about to recur in the next 3, 6, 9 or 12 months.

Mark King: Okay, thanks, Lou. The answer is yes. We did look at it both from the bottoms up, and a tops down. We have, right now a pretty sophisticated stop light report, as you might imagine that takes the top 800 or so contracts that account for about 90% of our revenue, and Jeff and I, and basically the senior management looks at that regularly. From both a financial perspective and operational perspective, and a client relationship perspective and an overall risk perspective. So that gives us, a pretty good sense there. We get a pretty good sense each month because we look at underperforming contracts and figure out what we need to do there. We look very hard at past due receivables. We look at past due receivables not just because of the cash flow impact, but we look at the past due receivables as probably the best early-warning sign that there might be a problem, with an account, and so we basically have looked at all of that and we think that what this — what this newly formed business compliance function is going to be doing. It is just spending even more time on the items that we are already looking at.

Lou Miscioscia: Okay. So we should be getting to the point where we’re feeling pretty good about the contracts and hopefully; no more re-occurrence of the other situation.

Mark King: Oh yeah, we are feeling pretty good about the contracts right now. When you look at our renewal rate alone, that gets us a pretty good snapshot that our clients like what we’re doing right now.

Lou Miscioscia: Okay. Great. And then one for Warren, if you could comment since you are obviously changing the mix of your business, increasing some of the areas especially BPO, you are starting to run into any others out there from a competitive standpoint, maybe Accenture or IBM if you could comment on that for me?

Jeff Rich: Yeah, I’ll go ahead and take that one, this is Jeff. You know in the BPO area, we have been running into Accenture for quite sometime, depending what area of BPO you are talking but we see them quite frequently in the HR outsourcing space. We see them a bit in the F&A space. We’ve been seeing IBM in the last year in the HR space. We are seeing HP now moving into the F&A space. Of course they did a deal with Proctor & Gamble. There’s plenty of competition out there. But its the same old players that we are used competing in a lot of other lines of business that we have.

Lou Miscioscia: So no real big change until let’s say three months ago or six months ago.

Jeff Rich: No, no change from three months ago. I think probably the one change from six months ago is HP has now jumped into the F&A space.

Lou Miscioscia: Okay great, thank you.

Operator: Our next question comes from Adam Frisch of UBS Warburg.

Adam Frisch: Thanks and good afternoon. Can you guys go through the bookings in a little more detail regarding the margin profile of the bookings in the last two quarters,

obviously there’s been a little bit of an uptick in the ITO deals and the composition and margin profile of the pipeline.

Warren Edwards: Yeah, Adam. We don’t get in usually a lot of detail on this, but when I look at the margin profile, again, just commercial margins alone, they are in the mid teens. I’m not seeing anything either in the ITO space or in the BPO space when you look at the contract that would indicate that the margins are out of line with respect to that margin profile over the contract life. Obviously, they are lower in the first part of the contract, particularly on the BPO side, just because you have ramp and start-ups and things like that, that are going on. But once you get the full revenue the margins are come up and they are tracking in line. I don’t know if, Mark has anything other on that, but there’s nothing abnormal that we are seeing there.

Adam Frisch: The things like the McDonald’s deal, which I guess, you guys have proprietary systems and so forth but that would be a average corporate margin kind of contract?

Jeff Rich: Adam, its Jeff, that’s actually an IT outsourcing arrangement, so it is a normal IT outsourcing margin.

Adam Frisch: Okay. And then one quick follow-up, on the North Carolina Medicaid, I appreciate your comments that you made on it, and the concerns I was one of the analysts that had a concerns with it, but can you explain — I don’t know what was true and what was not true in the press articles that we saw, but if I’m correct I think you underbid the incumbent by $80 million or 30% and you have to generate — and have you to implement a new system. So, can you just provide some color then and maybe alleviate my concerns about how that contract can generate corporate average.

Mark King: Yeah, Adam. Sure. The easy way to look at it — first of all, I don’t know how EDS came up with their amount. You would have to ask them because that was definitely out of line of what the Unysis bid was, which was fairly close to ours. If you look at it at a high level, North Carolina was spending roughly $30 million a year with EDS. And it’s no surprise that in implementing a system for a state the size of North Carolina, that typically ranges from 15 to 25 million dollars. And so if you just kind of add that together, that gets you very close to what we bid, and so like I say, I can’t tell you why EDS was so much higher in the bid, but we have the best costs and we also had the best technical solution from a replacement system perspective and that’s why we won and we won by a good margin.

Jeff Rich: I think, Adam, you should also know that we have implemented a system for a similar-sized state in the recent past. And perhaps — perhaps our competitor doesn’t have the up-to-date functionality required and so they had a lot more development costs.

Adam Frisch: Got it.

Jeff Rich: Whereas all we have to do is customize a system we have already built.

Adam Frisch: Interesting. Okay. Great. And last question. How are you going to account for that? Is it all on POC accounting or is it..?

Warren Edwards: Well Adam, this will be straight EITF 00-21, build and run. The build piece will be done under POC accounting and the run piece will be done on a SAB101 basis.

Adam Frisch: Great.

Operator: Thank you, and our next question comes from John Jones, Jr., Soundview Technology.

John Jones, Jr.: Can we go back to Georgia and just expand upon your comment, Jeff, that the delay in the closing of the deal cost you, you know, 1.5 million, which looks like two cents to me, and also talk a little bit about the federal certification Medicaid, federal certification for that, when we might expect it.

Jeff Rich: Sure, John. The incremental costs we incurred 1.5 million, we thought we would get the settlement signed, complete the 200 defects that were to be completed by 12/31, there was still some a residual of about ten to complete. The state threw another 170 at us and we’ll complete those by June and we are going to be able to ramp down our costs according to what we felt was the base case schedule, based upon signing the agreement and executing on the defects by June. The fact is we got thrown, in addition to those 170 defects another 185 defects that the state wanted to deal with and integrate into the work plan and we have now done that. Of the original 170 defects we’re 70% done on those. We are about 40% on the 185. So we’ve kept the staff up during this quarter to be able to deal with that and we factored in — into our fourth quarter guidance, you know the new operating plan, and we’re going forward on completing the defects and so we were not really going to be impacted by the timing of whether the settlement signs next week, or in three weeks because it’s going to — our cost reduction average is going to be driven by how we complete the programming.

John Jones, Jr.: Right.

Mark King: And John, this is Mark because Jeff has mentioned defects. I want to make sure that everybody was aware that our system is operating at or above the levels of our other states. It is very common in a complicated system like this to have a number of items that need to be fixed. What I would also say is that our technical people believe that once all of these are occurred, it will have virtually no impact on actual payments that are being made to the providers. So a lot of this is just simply cleanup.

Jeff Rich: Yeah, as Mark said, any system of this size is going to have at least 50 to 100 open change orders at any one point in time and John just to make sure you got it right, 1.5 million is about one penny not two cents per share.

John Jones, Jr.: Okay. And Medicaid federal certification?

Jeff Rich: Oh, that — that will probably take somewhere between 6 to 9 months to get done, you know six months is kind of the best case. We look for that to happen sometime in the Fall. Hard to tell whether it would be October or more towards December.

John Jones, Jr.: Okay. Thank you.

Operator: Thank you. And our next question comes from Moshe Katri of SG Cowen. You may go ahead with your question.

Moshe Katri: Hey guys, a follow on, on the settlement costs, the deal costs have you incurred during the quarter. I’m getting a normalized operating margin if you exclude these costs of 14.5%, it seems that the impact of your earnings is 2 or 3 pennies, is that [inaudible] ballpark numbers.

Warren Edwards: Yeah, Moshe, I think if you were to add it all up, you know it’s about $5 million and that’s pretty close to 3 cents.

Moshe Katri: And then are you reserving or expending any additional litigation or settlement costs for the June quarter as well?

Warren Edwards: As it relates to Georgia.

Moshe Katri: Georgia or there’s other stuff that was kind of pumped during the quarter.

Warren Edwards: No, there’s nothing out of the ordinary there. We obviously had a fair amount of costs this last quarter just from the Florida situation, but the vast majority of that work has been done. Yeah, we will have higher than normal legal costs in the fourth quarter, just due to the number of government investigations. It takes money to deal with those. We don’t expect to be anywhere near the level it was in the third quarter.

Moshe Katri: Can you quantify for us the legal costs for Q4?

Jeff Rich: I would rather not get into that kind of minutia.

Moshe Katri: I’m asking — I’m just asking here, just because the — you know, looking at the EPS guidance for Q4, I think it’s going to — it is just going to give us a good feel on what would be normalized number or numbers would have been.

Warren Edwards: Yeah, Moshe, I guess I would say, this is Warren, when I look at the EPS guidance for fourth quarter, we obviously have looked at that guidance in relation to the revenue change, as well as the expenses that we had this quarter and we think that range is a very good guidance.

Moshe Katri: Okay. And then finally, you mentioned RFPs at the welfare eligibility area that will be coming out in the next 3 months. Can you just remind us on their sizes and the size of these contracts an then basically what’s the time frame for the — for both of these awards.

Mark King: I believe that was four questions that you asked, but I will try to remember all of them Moshe. As it relates to Texas, first of all, we’re looking at an RFP. There’s been a lot of information that the state has presented, but we’re looking at formal RFPs, probably coming out in the next couple of months on that with an award in — and probably the Fall time frame, and in terms of the size of that, and it’s kind of tentative right now but the gross costs that the state is spending is somewhere around the $400 million mark, and so obviously that has to be savings you know below that. As you relate to Florida, we’re expecting that RFP coming out probably in the next two months or so. Two to maybe three months awards on that also in the Fall time frame. And the dollar amount of the gross spend there is in the $250 to $300 million range. The state is still trying to figure out, what all to include in scope. So, again, these are very large deals that we’re looking at. We think we’re pretty well positioned but they are not in our pipeline, though, just due to the size.

Moshe Katri: Great. Thanks, Mark.

Operator: Thank you. And our next question comes from David Togut from Morgan Stanley.

David Togut: Thank you. A number of the Indian pure plays continue to talk about moving up the value chain, especially moving into BPO. Have you seen any activity from any of the company’s in the HR outsourcing business, and if not, would you expect that in the next 6 to 12 months?

Jeff Rich: David, we have not seen any in the HR outsourcing. I would expect that to occur. We have seen one of the Indian firms try an IT infrastructure deal that didn’t work, but we’ve been planning for two years that our real competition, long-term, is going be to the Indian IT services firms that are going to continue to try to move up the value chain in operations. That’s why we’ve been so aggressively deploying a global production footprint for several years now.

David Togut: And as they become viable competitors, do you expect the current pricing dynamic to hold or would you expect incremental pressure?

Jeff Rich: I think it is way too early to tell. There have been numerous applications oriented firms that have tried to get into operational outsourcing, either through IT infrastructure or BPO, and have failed. And I’m trying to think of an IT consulting or systems development firm that’s been successful at it. Accenture tried IT infrastructure in the early ‘90’s and then backed out of it. Now they are back at BPO. I think it remains to be seen whether they have the intestinal fortitude to stick with it, once the economy starts to rebound and the consulting dynamics look a little bit better. We feel very comfortable competing with those firms because we have been in the systems development business and consulting business before. And we have a deep appreciation that what makes a BPO or ITO outsourcing firm successful and what makes a consulting or systems development firm successful, they are two completely different cultures.

David Togut: Just to —

Jeff Rich: I’m not worried about them taking market share, as long as we have the right global cost structure to compete with them on cost.

David Togut: Okay. And just a quick final question on DSO. What would your targets for DSO be over the next few quarters as you wrap up Georgia Medicaid.

Warren Edwards: This Warren. I think when you look over the next couple of quarters we’d like see those number of days come down by at least a couple of days, a good target, when you look out maybe two or three quarters is three days, if not four days. I think that’s a good target for us. I think, Georgia just by itself is probably about a day. So we would like to see, at least hopefully in that 75 day range next quarter and we’ll just keep after it, it’s just train your clients and everything else and getting the money in is really what it boils down to. But I think that would be a good goal for us.

David Togut: Thank you.

Operator: Thank you. And our next question comes from Greg Gould of Goldman Sachs.

Greg Gould: Thanks. Warren, a question first on the guidance, EPS guidance for the fourth quarter. Since we’re — you know there is a fair amount of visibility in the business, why is the range so wide? Is there anything in particular that contributes to the wide EPS range?

Warren Edwards: No, Greg, it’s really more of a function of we had put a range out there to begin with and we didn’t feel like we needed to adjust the range at this point in time.

Greg Gould: Okay. Now, in terms of moving from this combined guidance of organic and acquisition growth, was there anything else in the fourth quarter that — aside from the factors divestiture, and the removal of acquisitions that changed you to reduce the revenue.

Warren Edwards: No.

Greg Gould: Okay. One last question. With the buyback almost finished when should we expect a sort of decision on what to do with the cash next.

Warren Edwards: Well, Greg, this is Warren again. This is something I think I spoke to. It’s obviously under evaluation as we speak. It’s something that Jeff, Mark and I will discuss probably here in the next coming weeks and days, and we’ll decide at that point in time. Again, obviously, we have a lot of capacity from a debt perspective. We want to remain flexible with regard to potential acquisition candidates that do pop up from time to time, and so we’re going to evaluate all of that and make sure that we’re not doing anything from a credit rating agency perspective. Everybody will be the first to know at the same time when we decide something.

Greg Gould: Okay. Thanks.

Warren Edwards: And operator we have time for one more question, please.

Operator: Thank you. And our final question comes from David Grossman, Thomas Weisel Partners.

David Grossman: Thanks very much. Jeff you did a good job of kind of outlining at least some of the current issues with the state of Georgia. Can you just give us a brief, you know, summary of what some of the milestones we should be looking for in timing in terms of when you might start see something relief on the balance sheet, in other words when they start paying some of these back invoices and like I said, milestones and the timing around those milestones over the next 12 months.

Warren Edwards: Jeff, why don’t you let me jump in here, this is Warren. We think that the AR in Georgia has peaked this quarter. We expect the settlement to occur this quarter it will start. Obviously that will reduce the overall AR balance and it will continue to go down on a quarterly basis from now on. So that’s kind of our view there. Obviously there’s another slug of money that will occur once the CMS certification occurs but, I’m more looking at it from an operational perspective and how, the arrow will come down and CMS will be just another about $11 million when that occurs. So, that should help us, hopefully in the fourth calendar quarter, if it is really six months and, it should just continue to come down.

David Grossman: So in terms of head count, you know, peak, you think the June quarter is peak in terms of head count.

Jeff Rich: We have already seen the peak.

David Grossman: Okay. So that would have been in the quarter?

Jeff Rich: No. Before that.

David Grossman: Oh, okay.

Jeff Rich: December.

David Grossman: And one last question, just on the bookings. I mean given all the publicity around outsourcing and some of the negative press that’s been getting particularly offshore, should we expect that the number of announced deals relative to the total, you know would be going down, at least through the balance of this calendar year?

Jeff Rich: I think it is a very reasonable expectation. You know, some of — it is interesting it has not changed the behavior of any of our commercial clients. They are still aggressively moving to reduce costs in their IT and HR and F&A infrastructures through utilizing offshore operations. Some of them want to be very quiet about it. They don’t want anything mentioned about it. They are being more shy about it, especially given the political season. But I think there’s been enough debate about it publicly, that economics will always rule at the end of the day, and the political season will make a lot of — will bring a lot of media attention to it, for the balance of this this calendar year.

David Grossman: Great. Thank you.

Operator: Thank you. And at this time I would like to turn the conference back over to Mr. Rich for any closing remarks or final comments.

Warren Edwards: Thank you, everybody, for listening. We’ll be around a bit for tonight and if you have any questions, give us a holler. Thank you.

Operator: I would like to thank everyone for participating in today’s teleconference call and have a great evening.